Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-22

DYNEGY ANNOUNCES EXTENSION OF OFFER AND CONSENT SOLICITATION

FOR ALL OF ITS 4.75%

CONVERTIBLE SUBORDINATED DEBENTURES

HOUSTON (April 21, 2006) — Dynegy Inc. (NYSE: DYN) today announced that it has extended the expiration date of its offer to convert and consent solicitation with respect to all of its outstanding 4.75% Convertible Subordinated Debentures due 2023. As a result of the extension, the offer to convert and consent solicitation will expire at 5:00 p.m., New York City time, on May 1, 2006, unless terminated or extended. Holders that validly tender (and do not withdraw) their debentures in the offer will receive for each $1,000 principal amount of debentures (a) 242.6595 shares of Dynegy Class A common stock issuable upon conversion of the debentures, (b) a premium of $193.85 payable in cash and (c) accrued and unpaid interest from February 15, 2006 up to (but not including) the date of payment payable in cash, subject to the terms and conditions of the offer.

In connection with the offer, Dynegy is also soliciting consents from the holders of the debentures to amend the indenture governing the debentures. The amendments would eliminate the cross-default and cross-acceleration provisions contained in the indenture. Holders that validly tender (and do not withdraw) their debentures in the offer will be deemed to have validly delivered their consents to the proposed amendments.

The offer and consent solicitation is being made solely by means of the prospectus contained in the registration statement, as amended, filed by Dynegy with the SEC and the related letter of transmittal. Debenture holders are urged to read the prospectus and related materials filed as part of the registration statement, as amended, as well as the tender offer statement on Schedule TO, as amended, because they contain important information.

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DYNEGY ANNOUNCES EXTENSION OF OFFER AND CONSENT SOLICITATION FOR ALL OF ITS 4.75% CONVERTIBLE SUBORDINATED DEBENTURES 2-2-2-2-2	NR06-22

As set forth in the prospectus forming a part of the registration statement, as amended, the offer and consent solicitation is subject to specified conditions. Dynegy may waive any and all of the conditions to the offer and consent solicitation, other than those relating to governmental approvals. Although Dynegy’s acceptance of debentures for conversion is not subject to any minimum tender condition, the proposed indenture amendments will be effective only if Dynegy receives valid consents from holders of a majority in aggregate principal amount of the debentures.

Dynegy has retained Citigroup Global Markets Inc. to serve as Dealer Manager for the offer and consent solicitation and Global Bondholder Services Corporation to serve as the Information Agent. Requests for documents relating to the offer, including the Prospectus and the Letter of Transmittal, may be directed to Global Bondholder Services, at (212) 430-3774 or (800) 470-4200 (toll free).

Dynegy has filed a registration statement with the SEC relating to the offer and consent solicitation, which was declared effective by the SEC on April 14, 2006. This announcement is for informational purposes only and shall not constitute an offer to purchase or convert, a solicitation of an offer to purchase or convert, or a solicitation of consents with respect to the debentures or any other security, nor shall there be any conversion or sale of these securities in any jurisdiction in which such offer, conversion, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Dynegy has been advised by the conversion agent for the offer that the principal amount of debentures tendered as of 5:00 p.m., New York City time, on April 20, 2006 was $225,000,000, or 100% of the aggregate principal amount outstanding.

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DYNEGY ANNOUNCES EXTENSION OF OFFER AND CONSENT	NR06-22
SOLICITATION FOR ALL OF ITS 4.75% CONVERTIBLE SUBORDINATED DEBENTURES 3-3-3-3-3

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or that debentures tendered in the tender offer described above will be accepted for conversion. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov. DYNC

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